Exhibit 16.1

April 26, 2010

United States Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

On April 19, 2010, we were notified of our dismissal as the independent registered public accountants for Homeland Energy Solutions, LLC.

We have been furnished with a copy of the disclosures included in Item 4.01 of the Form 8-K previously filed by Homeland Energy Solutions, LLC, and we agree with the statements made in those disclosures insofar as they relate to our Firm. We have not been requested to, nor are providing any representations related to the other disclosures included in this Form 8-K.

Eide Bailly LLP